Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Retail Opportunity Investments Corp. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedules of Retail Opportunity Investments Corp., and the effectiveness of internal control over financial reporting of Retail Opportunity Investments Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

September 26, 2014